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                                                           EXHIBIT 11.0

                          NORTHWEST PIPE COMPANY
                     COMPUTATION OF EARNINGS PER SHARE
                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                            THREE MONTHS ENDED  SIX MONTHS ENDED
                                                JUNE 30,           JUNE 30,
                                            -----------------   ----------------
                                               1996    1995       1996    1995
                                               ----    ----       ----    ----
Net income as reported                        $2,600  $1,367     $5,368  $2,393
Reduction in interest as a result of conver-
  sion of the Series B and Series C Convert-
  ible Subordinated Debentures, net of tax       --       46        --       90
                                              ------  ------     ------  ------
Net income                                    $2,600  $1,413     $5,368  $2,483
                                              ------  ------     ------  ------
                                              ------  ------     ------  ------
Earnings per share                              $.47    $.40       $.97    $.71
                                              ------  ------     ------  ------
                                              ------  ------     ------  ------
Weighted average shares outstanding:
  Common stock                                 5,263     698      5,263     698
  Common stock issuable upon exercise of
   stock options                                 264     157        264     157
  Conversion of Series B and Series C
    Convertible Subordinated Debentures          --    2,629        --    2,629
                                              ------  ------     ------  ------
Shares used in per share calculations          5,527   3,484      5,527   3,484
                                              ------  ------     ------  ------
                                              ------  ------     ------  ------